June 21, 2005


Mail Stop 0408

By U.S. Mail and facsimile to 708-687-7466

Pamela N. Favero
Chief Financial Officer
AJS Bancorp, Inc.
14757 South Cicero Avenue
Midlothian, Illinois  60445


Re:	AJS Bancorp, Inc.
	Form 10-K for the fiscal year ended December 31, 2004
	Filed:  March 30, 2005

      Form 10-Q for the quarter ended March 31, 2005
      File No.  000-33405

Dear Ms. Favero:

	We have completed our review of your Form 10-K and related filings and have no further comments at this time.

								Sincerely,


      							Joyce Sweeney
								Accounting Branch Chief